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                                                                       Exhibit 5




                        Taft, Stettinius & Hollister LLP
                              1800 Star Bank Center
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957

                                 March 31, 1998


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

           Re:  The Kroll-O'Gara Company
                Kroll Option Plans
                ------------------------

Dear Sir or Madam:

           We have acted as counsel for The Kroll-O'Gara Company, an Ohio corporation (the "Company"), in connection with the registration of shares issuable pursuant to its Kroll Option Plans (the "Plans"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the shares of common stock, $.01 par value, of the Company which may be issued and sold pursuant to the Plans will be, when issued in accordance with the terms of the Plans, duly authorized, validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of 551,439 shares to be issued and sold pursuant to the Plans.



                                          TAFT, STETTINIUS & HOLLISTER LLP